AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 4, 2005

                           REGISTRATION NO: 333-109550

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM SB-2/A
                          Pre-effective Amendment No. 1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               DECOR SYSTEMS, INC.



       Florida                         7380                      59-3032722
---------------------------      ---------------------------  ------------------
(State of jurisdiction of        (Primary Standard Industrial (I.R.S. Employer Identification
 incorporation or organization)  Classification Code Number)        Number)


             214 Crystal Grove Boulevard, LUTZ, FLORIDA, USA, 33548
              -----------------------------------------------------
                                 (813) 909-7113

           ------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

                                   LEE COLVIN
                             Chief Executive Officer
                214 Crystal Grove Boulevard, Lutz, Florida 33634
                                 (813) 909-7113
            (Name, address and telephone number of agent for service)

                                    Copy to:
                                 Hank Vanderkam
                             Vanderkam & Associates
                               1301 Travis, #1200
                                Houston, TX 77002
                                 (713) 547-8900
                               (713) 547-8910 fax

Approximate   date  of   commencement   of   proposed   sale   to  the   public:
(____________________)

Date this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering:

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                           CALCULATION OF REGISTRATION
----------------------- --------------------- -------------------- --------------------- ----------------
----------------------  --------------------  -------------------  --------------------  ----------------
 Title of Each Class                           Proposed Maximum      Proposed Maximum
 of Securities To Be        Amount To Be      Offering Price Per    Aggregate Offering      Amount of
      Registered             Registered              Share                Price          Registration Fee
----------------------- --------------------- -------------------- --------------------- ----------------

Common   Stock  $.0001  --------------------  -------------------  --------------------  ----------------
par value per share                1,000,000                $1.00           $ 1,000,000          $126.10*
----------------------- --------------------- -------------------- --------------------- ----------------

* previously paid

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.



                                TABLE OF CONTENTS

Part I Information Required in Prospectus

Prospectus Summary                                                                     4
Risk Factors                                                                           5
Use of Proceeds                                                                        7
Determination of Offering Price                                                        7
Dilution                                                                               8
Selling Security Holders                                                               8
Plan of Distribution                                                                   8
Legal Proceedings                                                                      9
Directors, Executive Officers, Promoters and Control Persons                           9
Security Ownership of Certain Beneficial Owners and Management                        10
Description of Securities                                                             11
Interest of Named Experts and Counsel                                                 12
Disclosure of Commission Position on Indemnification For Securities Act Liabilities   12
Organization Within Last Five Years                                                   12
Description of Business                                                               12
Management's Discussion and Analysis or Plan of Operation                             15
Description of Property                                                               18
Certain Relationships and Related Transactions                                        18
Market For Common Equity and Related Stockholder Matters                              18
Executive Compensation                                                                19
Financial Statements                                                                  21
Changes in and Disagreements With Accountants on Accounting and Financial Disclosure  30

Part II Information Not Required In Prospectus

Indemnification of Directors and Officers                                             32
Other Expenses of Issuance and Distribution                                           32
Recent Sales of Unregistered Securities                                               32
Exhibits                                                                              33
Undertakings                                                                          33
Signatures                                                                            34



Until _______________, 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                   PROSPECTUS

                                1,000,000 Shares

                               DECOR SYSTEMS, INC.

The registration statement of which this Prospectus is a part relates to the offer and sale by Decor Systems, Inc., a Florida corporation ("Decor," "We," or "Our"), of our securities. Our common stock offered is not listed on any national securities exchange or the NASDAQ stock market.

This offering consists of 1,000,000 common shares, .0001 par value per share offered by us for $1.00 per share.

Decor's officers will be marketing these securities on a best efforts basis. The offering will end one hundred and eighty (180) days after the effective date of the registration statement. The minimum purchase requirement is 1,000 shares per investor. Additionally, Decor will not make arrangements to place the funds in an escrow, trust or similar account.

                                Underwriting
                                Discounts and     Offering      Net Proceeds
Shares       Offering Price     Commissions       Costs          to Decor
-------      --------------     -------------     ---------     -------------
1,000,000    $1,000,000             $0.00        $35,000.00     $ 965,000.00
100,000      $  100,000             $0.00        $35,000.00     $  65,000.00
Per share    $        1             $0.00             $.035     $      0.965


THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD A COMPLETE LOSS OF THEIR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _______________, 2005

                      SUMMARY INFORMATION AND RISK FACTORS
                               PROSPECTUS SUMMARY

This offering consists of 1,000,000 common shares, .0001 par value per share offer by us for $1.00 per share. The shares are being marketed on a best efforts basis by the officers of Decor. The offering will end one hundred and eighty
(180) days after the effective date of the registration statement, during which period we will keep this registration statement current by updating the financial statements, related financial disclosures, and any other updates to the operations of the Company.

                                   OUR COMPANY

We were organized under the laws of the State of Florida on October 15, 1990. We are wholesalers and suppliers of plumbing supplies and bathroom decorative products to mass merchandisers and plumbing showrooms. We have begun to develop our own bathroom and kitchen line which will be produced by contract manufacturers in China.


                                  THE OFFERING

As of November 30, 2004 we had 5,000,000 shares of our common stock outstanding. This offering is comprised of 1,000,000 shares being offered by Decor.

                          FINANCIAL SUMMARY INFORMATION

The following summary financial information and operating data have been derived from the financial statements of Decor for the periods indicated. The following financial data should be read in conjunction with our financial statements and the notes thereto included elsewhere in this registration statement.

                                            Nine Month        Nine Month      Year Ended     Year Ended
                                           Period Ended      Period Ended
                                           September 30      September 30     December 31    December 31
                                          --------------    --------------   -------------  ------------
                                              2004              2003            2003           2002
                                             ------            ------          ------        --------

Statement of Operations

Income statement data:

Revenues                                 $    623,568      $   687,706     $   900,303     $1,084,619

Expenses                                      473,825          516,735         743,031        839,173

Income (loss) from operations                 149,743          170,971         157,272        245,446

Other Income (Expense)                             --            1,500        (  1,679)      ( 23,384)
                                           ------------   -----------     ------------   ------------

Income (loss) before income taxes              149,473         172,471         155,593         222,062

Income tax                                          --              --              --              --


Net income (loss)                        $     149,743      $  172,471       $  155,593      $ 222,062
                                          ============   =============   ==============  =============

Per share data:

Earnings per share                       $        0.03      $     0.03             0.03           0.04
                                          ============   =============   ==============  =============

Weighted average shares outstanding          5,000,000       5,000,000        5,000,000      5,000,000
                                         ============    =============   ==============  =============

Balance sheet data:

Working capital (deficiency)                   210,532         150,121          118,657        200,143
Total assets                                   296,780         296,780          211,034        301,614
Long term debt                                  13,661          13,661           12,516         17,096
Shareholder Equity                             240,128         240,128          150,781        230,632

                                  RISK FACTORS

THE SECURITIES BEING OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER THE FOLLOWING RISK FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY AND AN INVESTMENT IN THE SHARES.

                                  COMPANY RISKS

If we are unable to raise sufficient funding in this offering, we will be unable to develop our new product line or fully implement our business plan.

The implementation of our business plan, and the development of our own product line, will require substantial capital. Should we not be able to obtain sufficient proceeds from this offering, we may be unable to develop our new product line, or fully implement our business plan.

Our new products may not gain widespread acceptance.

Our future success will depend, in part, on our ability to increase awareness of our new product line now being developed. In order to build product awareness and develop sales, we must succeed in our marketing efforts. Our ability to develop revenues from the products we offer will depend, in part, on the success of our marketing efforts including advertising. If our marketing efforts are unsuccessful or if we cannot maintain our product awareness, our business plan may not be successful.

We face intense competition in our industry which could affect our ability to grow or stay profitable.

Competition in our industry is intense and many of our competitors, with greater resources than ours, are better able to respond to industry changes. Our competitors, which include established entities such as Kohler, Inc. Vanity Fair, Inc., Cole and Co., and Vintage Vanities, Inc., find it highly desirable to sell competing products to our largest client, Home Depot, because of Home Depot's extensive distribution channels. Substantially all of our existing competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources. As a result, they may be able to respond more quickly to new or emerging styles and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products. These competitors are more able to undertake extensive marketing campaigns, adopt aggressive pricing policies and make attractive offers to potential customers. Our competitors also may develop products that are equal to or superior to our products, or that achieve greater market acceptance.

An investment in the shares will result in an immediate substantial dilution.

Our net book value as of December 31, 2003, with 5,000,000 shares outstanding, was approximately $150,781 or $0.03 per share before giving effect to the offering. Our net book value as of September 30, 2004, with 5,000,000 shares outstanding, was approximately $240,128 or $0.05 per share before giving effect to the offering. Net book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares outstanding.

Assuming the sale of 1,000,000 shares, and after deducting offering expenses estimated at $35,000, our adjusted net book value as of September 30, 2004 would have been approximately $1,205,128 or $0.20 per share. This represents an immediate increase in net book value of $0.15 per share to the existing shareholders and an immediate dilution in net book value of $0.80 per share to the new investors in the shares in this offering. The following table illustrates this per share dilution:

                                                               (Unaudited)
                                                              September 30
                                                                  2004

   Offering price per share                                      $  1.00
   Net book value per share prior to the offering                    .05
   Increase per share attributable to new investors                  .15
   Adjusted net book value per share after the offering              .20
   Dilution per share to new investors                               .80

Because an existing shareholder will continue to control the company, an investor will not be able to influence corporate affairs.

Our principal stockholder, Lee Colvin, owns 100.00% of our common stock and therefore controls our company. As such, he will have significant influence over all matters requiring approval by our stockholders, but not requiring approval of future minority stockholders. In addition, Lee Colvin has the voting power to elect all members of our Board of Directors. Such control could adversely affect the market value of our common stock or delay or prevent a change in control of our company. In addition, Lee Colvin may control most corporate matters requiring stockholder approval by written consent, without the need for a duly-notice and duly-held meeting of stockholders.

Because we do not anticipate paying dividends, you may not earn income on your investment.

As a developing corporation, we do not anticipate paying dividends and therefore, you may never get income from your investment. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, our financial condition, capital requirements, general business conditions and other factors. Future dividends may also be subject to covenants contained in loan or other financing documents we may execute. Accordingly, there can be no assurance that cash dividends of any kind will ever be declared or paid. We have paid dividends in the past, but only because we were an S Corp as that term is defined by the Internal Revenue Code of 1986, as amended. Under S Corp rule there is no tax at the corporation level but only the shareholders level. Therefore dividends were paid so that the principal shareholder could pay his federal income tax. However, the S election has been revoked for 2004 and no dividend will be paid. The dividend for 2002 was $278,491 and for 2003 was $235,434.

Because we have a limited operating history, you will be unable to fully assess our long-term business potential.

Although Decor was incorporated in October of 1990 it was not fully operational until fiscal year 2000. While we had revenues and earnings for fiscal year 2002 and 2003, there is no assurance that the Company will continue to grow or be profitable.

We are heavily dependent upon Mr. Lee Colvin, our executive officer, his departure could have a material adverse affect on our development.

Our success is heavily dependent upon the continued active participation of our current executive officer, Lee Colvin. Loss of his services could have a material adverse effect upon the development of our business. We do not maintain "key person" life insurance on the life of Lee Colvin nor do not have a written employment agreement with Lee Colvin. There can be no assurance that we will be able to recruit or retain other qualified personnel should that necessity arise.

Offering Risks - As there is presently no public market for our common stock and a market may never develop, investors may be unable to freely sell their securities.

We intend to apply for listing of the securities on the Over the Counter Bulletin Board ("OTCBB"); however, we cannot assure that we will be able to obtain such a listing. The over-the-counter market ("OTC") differs substantially from national and regional stock exchanges because it (1) operates through communication of bids, offers and confirmations between broker-dealers, rather than one centralized market or exchange and (2) securities admitted to quotation are offered by one or more broker-dealers rather than "specialists" which operate in stock exchanges. To qualify for listing on the OTCBB, an equity security must have at least one registered broker-dealer, which acts as the market maker listing bids or ask quotations and which sponsors an issuer listing. A market maker sponsoring a company's securities is required in order to obtain listing of securities on any of the public trading markets, including the OTCBB. We currently do not have a market maker for our securities. If we are able to obtain a market maker for our securities, we may obtain a listing on the OTCBB or develop a trading market for our common stock. We may be unable to locate a market maker that will agree to sponsor our securities. Even if we do locate a market maker, there is no assurance that our securities will be able to meet the OTCBB requirements or that the securities will be accepted for an OTCBB listing.

There can be no assurance that a market for our common stock will be established or that, if established, such market will be sustained. Therefore, purchasers of our shares registered hereunder may be unable to sell their securities, because there may not be a public market for our securities. As a result, you may find it more difficult to dispose of, or obtain accurate quotes of our common stock. Any purchaser of our securities should be in a financial position to bear the risks of losing their entire investment.

The officers of the Company have opted to forego the use of a brokerage firm for the sale of securities and will offer the securities for sale themselves. This may result in less than 100% of the securities offered actually being sold and you may find it more difficult to dispose of, or obtain accurate quotes of our common stock as a result of this.


                                 USE OF PROCEEDS

All proceeds received by Decor from the sale of shares will be used for working capital. Assuming a sales price of $1.00 per share, the following would be our use of proceeds assuming 25%, 50%, 75% and 100% of the securities offered being sold.

Amount of Securities Sold    250,000       500,000       750,000     1,000,000
                              shares        shares        shares        shares
Gross Proceeds              $250,000      $500,000      $750,000    $1,000,000
                            ========      ========      ========    ==========
Expenses of the Offering      35,000        35,000        35,000        35,000
                              ======        ======        ======        ======
Working Capital              215,000       465,000       715,000       965,000
                             =======       =======       =======       =======



We anticipate the following detailed uses of working capital as follows:

- Purchase of approximately 60 handheld Dell Axim computers for each service person servicing our accounts;

-    Purchase  of  software  contract  for  above  handheld  computers,   at  an
     approximate cost of $150 per month for each of the 60 computers;

- Cost to convert all contract laborers into employees, and the cost to hire new employees in order to adequately serve client's stores in the Southeast United States;

-    Cost to hire specific set crews for new store sets, remodels and resets;

- Purchase or develop a permanent office facility to accommodate a larger sales and service staff;

- Cost to hire or promote middle management employees who will monitor and train service employees; and

-    Cost to hire administrative support staff.


                         DETERMINATION OF OFFERING PRICE

The offering price of the 1,000,000 common shares being offered by us has been determined arbitrarily and has no relationship to any established criteria of value, such as book value or earnings per share. The price of the common shares is not necessarily indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. The selling price for the shares is fixed at $1.00 per share, a price that was arbitrarily determined immediately preceding their registration.

                                    DILUTION

Our net book value as of September 30, 2004, with 5,000,000 shares outstanding, was approximately $240,128 or $0.05 per share before giving effect to the offering. Net book value represents the amount of total tangible assets less total liabilities, divided by the number of shares outstanding.


Assuming the sale of 1,000,000 shares, and after deducting offering expenses estimated at $35,000, our adjusted net book value as of September 30, 2004 would have been approximately $1,205,128 or $0.20 per share. This represents an immediate increase in net book value $0.15 per share for September 30, 2004 to the existing shareholders and an immediate dilution in net book value of $0.80 per share for September 30, 2004 to the new investors in the shares in this offering. The following table illustrates this per share dilution:


                                                                 (Unaudited)
                                                                 September 30
                                                                     2004

         Offering price per share                                 $  1.00
         Net book value per share prior to the offering               .05
         Increase per share attributable to new investors             .15
         Adjusted net book value per share after the offering         .20
         Dilution per share to new investors                          .80

Further, assuming the sale of a nominal amount of 100,000 shares, and after deducting offering expenses estimated at $35,000, our adjusted net book value as of September 30, 2004 would have been approximately $305,128 or $0.05 per share. This represents an immediate increase in net book value of $0.00 per share to the existing shareholder for September 30, 2004 and an immediate dilution in net book value of $0.95 per share to the new investor in the shares in this offering. The following table illustrates this per share dilution:


                                                                 (Unaudited)
                                                                 September 30
                                                                     2004

         Offering price per share                                  $ 1.00
         Net book value per share prior to the offering               .05
         Increase per share attributable to new investors             .00
         Adjusted net book value per share after the offering         .05
         Dilution per share to new investors                          .95


                            SELLING SECURITY HOLDERS

There are no selling security holders.

                              PLAN OF DISTRIBUTION

This offering consists of 1,000,000 common shares, .0001 par value per share, offered by us for $1.00 per share. The shares are offered on a best efforts minimum / maximum basis by the officers of Decor. The offering will end one hundred and eighty (180) days after the effective date of the registration statement, during which period we will keep this registration statement current by updating the financial statements, related financial disclosures, and information on the operations of the Company.

Pursuant to the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock offered by this prospectus may not simultaneously engage in market making activities for our common stock during the applicable "cooling off" periods prior to the commencement of the distribution.

We have advised Mr. Lee Colvin, and other officers of Decor, that during the time as they may be engaged in a distribution of any of the shares we are registering by the Registration Statement, they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. In general, Regulation M precludes any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, and any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. We have advised the selling shareholders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock so long as the stabilizing bids do not exceed a specified maximum, and that Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. The selling shareholders and distribution participants will be required to consult with their own legal counsel to ensure compliance with Regulation M.

                                LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding. We are not aware of any contemplated legal proceeding by a governmental authority or a private party involving Decor.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Our Bylaws provide that we shall have a minimum of one (1) director on the board at any one time. Vacancies are filled by a majority vote of the remaining directors then in office. Our directors and executive officers are as follows:


      Name         Age     Positions Held         Director Since   Officer Since
-----------------  ------  ---------------        --------------   -------------
Lee Colvin           55    President & Director     1990           November 1991

Cheryl Colvin        47    Secretary & Director     1991           February 1992

The directors named above will serve until the next annual meeting of our shareholders to be held within six (6) months of the close of our fiscal year or until a successor shall have been elected and accepted the position. Directors are elected for one year terms.


Mr. Lee Colvin and Ms. Cheryl Colvin, the sole officers of Decor, devote 100% of their time in the development and operation of Decor, and they do not participate in any other business activities.

In addition to the above persons, the following are key employees:


Name                                                     Age
------                                                  -----
Karen Rose , Sales and Marketing                          38

Tom Love, R&D                                             46

Lee Colvin, Director, President and CEO - Mr. Colvin has 13 years of previous experience as an Account Manager for other manufacturers and manufacturers' reps including Fram Corporation, Providence, Rhode Island; Carrier Corporation, Syracuse, New York; and Puralator Products, Raway, New Jersey. In 1991, Mr. Colvin acquired JJN Sales, Inc., and has worked directly as a manufacturers' rep since that time. For Decor, Mr. Colvin develops and maintains our company vision. Oversees all areas and company departments. Approves all financial obligations. Seeks business opportunities and strategic alliances with other organizations. Plans, develops and establishes policies and objectives of business organization in accordance with board directives and company charter. Directs and coordinates financial programs to provide funding for new or continuing operations in order to maximize return on investments and increase productivity.

Cheryl Colvin, Director and Secretary - Ms. Colvin was a cost accountant for a manufacturing company, Malnove, Inc., located in Omaha, Nebraska. She also possesses extensive customer service and inside sales experience for manufacturers including Lozier Corporation, Packaging Corporation of America, Union Camp and Time Warner. Additionally, Ms. Colvin has experience working in the capacity of manufacturer's rep acquired at Sam Saad & Associates in Omaha, Nebraska. Ms. Colvin joined JJN Sales, Inc. in 1992. For Decor, Ms. Colvin directs financial affairs of our organization. Prepares financial analysis of operations for guidance of management. Prepares reports, which outline our company's financial position in areas in income, expenses, and earnings, based on past, present and future operations. Directs preparation of budgets and financial forecasts. Arranges for audits of our company's accounting.

Karen Rose, Sales and Marketing - Ms. Rose directs our staffing, training and performance evaluations to develop and control sales program. Manages sales distribution by establishing sales territories, quotas, and goals and advises dealers and distributors concerning sales and advertising techniques. Analyzes sales statistics to formulate policy and to assist dealers in promoting sales. Manages sales office activities including customer/product/service.

Tom Love, Research & Development - Mr. Love directs and coordinates our activities relating to research and development of concepts, ideas, specifications, and applications for organization's new products or services. Oversees our product development, including quality control, physical distribution, product and packaging design, new product development and improvements on existing products. Tom has been with Decor for 4 years. Prior to his employment with Decor, Tom was with Contemporary Marketing, Inc. and provided representation services to Home Depot for tile manufacturers.

The business address for each of our officers and directors is 214 Crystal Grove Boulevard, Lutz, Florida 33548.

Board Of Directors

All of our directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. There are presently three persons on the board of directors. Our executive officers are elected annually by the board of directors to hold office until the first meeting of the board following the next annual meeting of stockholders and until their successors are chosen and qualified.

Family relationships

There are no family relationships among our officers, directors, or persons nominated for such positions. Mr. Lee Colvin and Ms. Cheryl Colvin were divorced on September 22, 1996.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of December 15, 2004, 5,000,000 shares of our common stock, $.0001 par value, were outstanding. The following tabulates holdings of our common shares by each person who, as of December 15, 2004, (a) holds of record or is known by us to own beneficially more than 5.0% of our common shares and, in addition, (b) by all of our directors and officers individually and as a group. To the best of our knowledge, each named beneficial owner has sole voting and investment power with respect to the shares set forth opposite his name.

 Title of Class     Name & Address of Officers & Directors as a      Amount        Nature     Percent
                    Group  (1), (2)
----------------    --------------------------------------------    --------     ---------   ---------
                   Lee Colvin
                   5555 W. Waters Ave.,
Common             Tampa, Florida 33634                            5,000,000       Direct      100%


                   Total Officers & Directors as a group           5,000,000       Direct      100%
                   (1 person)

(1) This table is based upon information obtained from our stock records. Unless otherwise indicated in the footnotes to the above table and subject to community property laws where applicable, we believe that each shareholder named in the above table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

Change Of Control

There are currently no arrangements that would result in a change of control of the company.

                            DESCRIPTION OF SECURITIES

The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Qualification

The following statements constitute brief summaries of the material provisions of our Articles of Incorporation and Bylaws, as amended. Such summaries do not purport to be complete; therefore, the full text of the Articles of Incorporation and Bylaws provided in the exhibits hereto should be referred to. Common Stock

Our Articles of Incorporation authorize us to issue up to 100,000,000 common shares, $.0001 par common share. As of December 15, 2004, we had 5,000,000 shares of common stock outstanding held by one shareholder.

Liquidation Rights

Upon liquidation or dissolution, each outstanding common share will be entitled to share equally in our assets legally available for distribution to shareholders after the payment of all debts and other liabilities.

Dividend Rights

There are no limitations or restrictions upon the rights of our Board of Directors to declare dividends, and we may pay dividends on our shares in cash, property, or our own shares, except when we are insolvent or when the payment thereof would render us insolvent subject to the provisions of the Florida Statutes. We have paid dividends in the past, to enable our principal shareholder to pay his federal income tax liability because Decor was an S Corp. However, it is not anticipated that any dividends will be paid in the foreseeable future.

Voting Rights

Holders of our common shares are entitled to cast one vote for each share held at all shareholders meetings for all purposes. There are no cumulative voting rights.

Other Rights

Our common shares are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to, or purchase, additional common shares in the event of a subsequent offering. There are no other material rights of the common shareholders not included herein. There is no provision in our charter or by-laws that would delay, defer or prevent a change in control of Decor. We have not issued preferred or debt securities. Each shareholder of Decor will receive an annual report, including audited financial statements. Although Decor is not currently a reporting company, upon approval of this registration statement, it will begin filing quarterly reports on Form 10-QSB and annual reports on Form 10-KSB.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

Our financial statements for the fiscal year ended December 31, 2002 were AUDITED by Alan K. Geer, P.A., Independent Certified Public Accountants and for December 31, 2003 by Ferlita, Walsh & Gonzales, P.A., Independent Certified Public Accountants and have been included in this Prospectus in reliance upon their report included in Item 22.

The validity of the common stock offered hereby will be passed upon for us by the firm of Vanderkam & Associates, Houston, Texas. Neither the firm nor any individual of the firm has any interest in Decor Systems, Inc.


            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

                     ORGANIZATION WITHIN THE LAST FIVE YEARS

We were organized under the laws of the State of Florida on October 15, 1990 under the name of JJN Sales, Inc. We had no business activity until 2000. On October 10, 2002 we changed our name to Decor Systems, Inc.

                DESCRIPTION OF BUSINESS HISTORY AND ORGANIZATION

Decor Systems, Inc. began as JJN Sales, Inc. d/b/a Sunshine Sales in 1991 as a manufacturers' representative firm. Our client base included Scotty's Home Improvement, The Home Depot, Lowes, 84 Lumber, Builder's Square, and Ace Hardware. In addition, because of one product line that we represented in 1991 we also called on high-end plumbing distributors and showrooms. Through that, the decorative side of the business was born, and we acquired more and more decorative line through the years.

The Home Depot, Inc. experienced very rapid growth during the 1990's. This rapid growth allowed Decor Systems, Inc. to access a large product market as Decor Systems had good relations and contacts with Home Depot's purchasing agents. Home Depot remains an excellent customer and Decor Systems intends to maintain their relationship by providing a link between manufacturers' products and Home Depot, Inc.

Additionally, the high end decorative plumbing business began to grow rapidly and more contract sales people were added to service that business. Florida continues to be one of the strongest markets in the country for high end plumbing. We started with one employee working this market in 1991, and now have 5 employees dedicated to this business. The Home Depot also recognized this market as one they were not capturing with their traditional stores, and has opened a division called Expo to compete for market shares. There are five Expo stores in Florida, and we do business with them for our high end manufacturers. Additionally, we currently market high end decorative plumbing fixtures to developers and construction contractors and anticipate the use of products the Company represents by condominium and hotel developers and builders.

Decor Systems has been looking at similar companies to acquire or with which to form strategic alliances. In our efforts to continue to grow, we have affiliated with other rep groups, namely, SunCoast Marketing, to service the entire Southeast region for The Home Depot. We currently use this affiliation as contract labor for service, and our intention is to purchase this and other companies and combine them as one under the Decor Systems umbrella so that we will be able to service a larger number of customers and manufacturers.

We act as manufacturer's representatives for plumbing supplies and fixtures. Manufacturers we represent include Duranit, Hams, Grohne and Blanco American. In addition to supplying these products we also create and maintain product displays in stores.

Our purchases and sales are not conducted pursuant to any long-term contracts or agreements and we do not have any long-term contracts or agreements with manufacturers or retailers. All sales are on a current purchase order to purchase order basis and are based on present relationships with the buyers. The area of greatest potential growth in the decorative market is in the areas of high end decorative plumbing products and fixtures.

We have no patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts. In addition, we do not require any government approval for the sale of our product. There are no current government regulations and none are anticipated which should affect our business.

Customer profile

Decor's target market includes The Home Depot, Expo, and numerous builders, contractors, developers and fabricators. Typical customers for our products are retailers and construction professionals. In addition to mass marketing, we anticipate direct marketing to over 300 high-end plumbing and hardware showrooms throughout the United States.

Advertising and promotion

We will budget our advertising at 5% of our total sales.

Research & Development

We estimate that the company expends between $15,000 to $20,000 per year in research and development costs, comprising mostly of travel expenses incurred in order to meet potential product manufacturers and suppliers and meet potential customers.

Public relations

During the next 2 years, we anticipate continuing our current public relations strategy of maintaining retailer's and contractor's awareness of products through direct marketing and communication. We also intend to increase public awareness of our products and services through additional marketing by placing ads in trade magazines, regional design magazines, and national publications on bath design. We have had limited advertising to date because of the lack of capital in our company.

Employees

As of the date of this prospectus, we have 6 full-time employees. None of our staff is represented by a labor union. We believe that our relationship with our employees is good. Competition for qualified personnel in our industry is intense.

Suppliers

We utilize Importers International in Tampa, Florida as our primary contact for China. We also purchase and represent products from a number of large suppliers including Blanco American, Crystal Vessel, Duravit, USA, Flitz Manufacturing, Graff Faucets, Gravity Glass, Natphil America, FT Runitterie, Qualitek, and Union Tool.

Competition

We currently represent an insignificant percentage of the business of selling plumbing fixtures. A large number of established and well-financed entities, including small public companies and venture capital firms, are engaged in businesses similar to ours. In addition, these companies are better financed and have a broader range of clients which makes it easier for them to expand into the market that we are attempting to enter. Nearly all these entities have significantly greater financial resources, technical expertise and managerial capabilities than we do. These competitive factors may reduce the likelihood of our identifying and consummating of a successful business combination. Companies that compete in this market are Kohler, Vanity Flair, Cole and Co. and Vintage Vanities. Our competitors are able to charge competitive prices relative to market demands.

The nature of The Home Depot sales representation is very competitive and depends greatly on personal relationships. Between Decor Systems and SunCoast Marketing, we have personnel with many years of experience in the industry and who have developed invaluable relationships with The Home Depot upper management.

On the decorative side of the business, we believe we are one of the largest in the state. Most companies which act as sales representatives for manufacturers are one or two person organizations that operate out of homes. We have, four salespersons and a staffed office. Each salesperson has significant experience in this industry. Because of larger staff, we seek different avenues of business, including calling on stone fabricators, developers, architects, and designers. Smaller companies are unable to provide this coverage.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

                             Selected Financial Data

THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS, WHICH INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING INFORMATION IS SELECTIVE AND QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION (INCLUDING FINANCIAL INFORMATION AND NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY OF CERTAIN PROVISIONS OF THE PROSPECTUS IS INTENDED ONLY FOR CONVENIENT REFERENCE AND DOES NOT PURPORT TO BE COMPLETE. THE ENTIRE PROSPECTUS SHOULD BE READ AND CAREFULLY CONSIDERED BY PROSPECTIVE INVESTORS BEFORE MAKING A DECISION TO PURCHASE COMMON STOCK.

The following selected financial data should be read in conjunction with our financial statements and the notes attached thereto.



                                                For the nine month period ended
                                                         September 30
Statements of Operations                            2004             2003
                                                    ----             ----
Commission Revenue                                $623,568         687,706
                                                  ---------       ---------
Operating Expenses                                 417,538         470,236
General and Administrative Expenses                 56,287          46,499
                                                  ---------       ---------
Income from Operations                             149,743         170,971
Other Income (Expenses)                                  -           1,500
                                                  ---------       ---------
Net Income                                        $149,743         172,471
Income Per Share                                   $   .03         $   .03
                                                  =========       =========
Average Weighted No. of Shares Outstanding       5,000,000       5,000,000
                                                 ==========      ==========

Balance Sheet Data
Working Capital                                    196,871    1    131,880
Total Assets                                       210,532         150,121
Long-term Liabilities                               13,661          18,241
Shareholders Equity                                240,128         174,531

Nine Month Period Ended September 30, 2004 compared to Nine Month Period Ended September 30, 2003.

Commission Revenue

Commission revenue for the nine month period ended September 30, 2004 decreased by $64,138 or 9% to $623,568 from $687,706 for the nine month period ended September 31,2003. This decrease is principally attributable to a decrease in sales with Home Depot.

Operating Expenses

Operating expenses decreased by $63,713 or 13% to $417,538 for the nine month period ended September 30, 2004 from $481,251 for the nine month period ended September 30, 2003. This decrease resulted from realigning employee expenses by leasing employees in 2004 that were classified as contract labor in 2003, and a reduction in bonuses and commissions paid.

General and Administrative Expenses

General and administrative expenses increased by $1,662 or 5% to $37,146 for the nine month period ended September 30, 2004 from $35,484 for the nine month period ended September 30, 2003. This increase resulted from an increase in accounting and legal expense and is partially offset by a corresponding decrease in office expense and employee travel expense.

Other Income (Expense)

Other Income and Expense was $0 for the nine month period ended September 30, 2004. This is compared to $1,500 of employee reimbursement for the nine month period ended September 30, 2003.

Income Taxes

The company's estimated tax liability is $0 for the nine month period ended September 30, 2004 as the company remains an S corporation.

Net Income

As a result of the foregoing, net income for the nine month period ended September 30, 2004 decreased $21,228 or 12% to $149,743 from $172,471.

Liquidity and Capital Resources.

As of September 30, 2004, we had cash of $165,225 and working capital of $296,780. This compares with cash of $109,366 and working capital of $131,880 as of September 30, 2003.

Cash provided by operating activities totaled $163,945 for the period ended September 30, 2004 compared to $240,275 for the nine month period ended September 30, 2003. The decrease is primarily attributable to a reduction in earnings of $22,728, and a reduction in commissions receivable of $59,305 to $9,207 for the period ended September 30, 2004 from $68,512 for the period ended September 30, 2003, and a reduction in depreciation expense of $4,273 to $2,213 for the period ended September 30, 2004 from $6,486 for the period ended September 30, 2003. This decrease was partially offset by an increase of $8,229 in accrued expenses to ($167) for the period ended September 30, 2004 from ($8,396) for the period ended September 30, 2003.

Cash flows from investing activities totaled ($830) for the period ended September 30, 2004 and ($1,561) for the period ended September 30, 2003. The amount used in investing activities for the periods ended September 30, 2004 and 2003 represent purchases of fixed assets.

Cash used in financing activities totaled ($63,831) for the period ended September 30, 2004 and ($231,997) for the period ended September 30, 2003. $60,396 of the cash used in financing activities for the nine month period ended September 30, 2004 was attributable to a dividend distribution to the primary stockholder, and $3,435 was used for the repayment of promissory notes. For the period ended September 30, 2003, $228,562 was used for a dividend distribution for the payment of income taxes and $3,435 for a note repayment.

Historically, we have financed our operations with cash generated by earnings. However, as the requirements of major customers are changing, requiring more inventory and extended payment terms, our capital needs are also changing. And as we launch our home fixture operations it will also require additional capital. Therefore, unless we are able to raise additional capital, or procure third party financing, we will have insufficient capital to fully implement our business plans for the next twelve months.

Because of this, we have begun the registration process to sell our shares and raise capital and have had preliminary discussions with financial institutions for line of credit which would be backed by receivables. In the future management may also seek private equity sources. It is anticipated that to fully implement our business plan will require up to $2,000,000 of additional capital. Management believes that with this offering and backing sources, it will be able to generate this additional capital. However, in the event we are unable to raise the full $2,000,000 our business plan will have to be scaled back by dropping some of our existing customer and postponing the launch of our own products.

                                                        For the Year
                                                          Ended
                                                       December 31

Statements of Operations                              2003       2002
                                                      ----       ----
Commission Revenue                                $ 900,303   $1,084,619
Operating Expenses                                  681,139      739,532
General and Administrative Expenses                  61,892       99,641
                                                  ----------   ----------
Income from Operations                              157,272      245,446
Other Income (Expenses)                              (1,679)     (23,384)
                                                  ----------   ----------
Net Income                                         $155,593    $ 222,062
Income Per Share                                    $   .03      $   .04
                                                  ==========   ==========
Average Weighted No. of Shares Outstanding        5,000,000    5,000,000
                                                  ==========   ==========


Balance Sheet Data
Working Capital                                     118,657     200,143
Total Assets                                        211,034     301,614
Long-term Liabilities                                12,516      17,096
Shareholders Equity                                 150,781     230,623

Year Ended December 31, 2003 Compared to the Year Ended December 31, 2002

Commission Revenue

Commission revenue for the year ended December 31, 2003 decreased by $184,316 or 17.0% to $900,303 from $1,084,619 for the year ended December 31,2002. This decrease is principally attributable to reduced demand for sprinkler products because of a wetter than average summer in 2003. In 2002, we experienced a drier than average summer which increased demand for sprinkler equipment. Sales of sprinkler equipment in 2002 totaled approximately 82% of total sales compared to 34% in 2003.

Operating Expenses

Operating expenses decreased by $58,393 or 8 % to $681,139 for the year ended December 31, 2003 from $739,532 for the year ended December 31, 2002. This decrease resulted from a decrease in commission expenses of $8,518 and a decrease in employee leasing expenses of $36,314.

Employee leasing constitutes our largest operating expense. For the year ended December 31, 2003 it totaled $324,490 and for the year ended December 31, 2002 it totaled $360,804. Decor has opted to lease employees for several reasons. First, by not having these persons on the company's payroll gives Decor the flexibility of using the employees on an as needed basis and saves on unemployment insurances costs. Second, it saves Decor administrative costs as the payroll reports and payments as well as the fringe benefits claims are handled by the employee leasing company. And, third, the employee leasing company because of its size is able to procure fringe benefits such as medical insurance at reduced costs which in term saves Decor money. We utilize the services of a minimum of fifteen contract employees at any given time.

General and Administrative Expenses

General and administrative expenses decreased by $37,749 or 37.9% to $61,892 for the year ended December 31, 2003 from $99,641 for the year ended December 31, 2002. This decrease resulted from a decrease of $23,851 in professional fees and a decrease of $19,771 in travel expense, which we partially offset by an increase of $4,539 in officer life insurance expenses and an increase of $1,334 in other administrative expenses.

Other Income (Expenses)
Other expenses decreased by $21,705 or 92.8% to $1,679 for the year ended December 31, 2003 from $23,384 for the year ended December 31, 2002. For the year ended December 31, 2002, our other expenses of $23,384 consisted of a loss on an investment of $35,000 which was partially offset by a gain of $11,616 on the sale of an automobile. The other expense of $1,679 for the year ended December 31, 2003 was a loss on the disposal of assets.

Income Taxes

No provision for income taxes has been made in either year as a sub-chapter S Election was in effect for both years. Under the rules for an S Corp., there is no tax at the corporate level, but only at the shareholder level. Had the corporation not been an S Corp., its income tax liability would have been $37,636 for the year ended December 31,2003 and $89,048 for the year ended December 31, 2002.

Net Income

As a result of the foregoing, net income decreased by $66,469 or 30.0% to $155,593 for the year ended December 31, 2003 from $222,062 for the year ended December 31, 2002.

Liquidity and Capital Resources.

As of December 31, 2003, we had cash of $65,940 and working capital of $118,657. This compares with cash of $102,650 and working capital of $200,143 as of December 31, 2002.

Cash provided by operating activities totaled $208,926 for the year ended December 31, 2003 compared to $270,682 for the year ended December 31, 2002. The decrease is attributable to a reduction in earnings of $66,469, a loss on the disposal of property and equipment of $1,679, depreciation expense of $6,877, a decrease in commissions receivable of $52,682, and a decrease in accrued expenses of $6,158. These were partially offset by an increase in prepaid expenses of $1,747.

Cash used in investing activities totaled $5,622 for the year ended December 31, 2003 and $48,457 for the year ended December 31, 2002. The amount used in investing activities for the year ended December 31, 2003 represents purchases of fixed assets. The amount for the year ended December 31, 2002 represents $35,000 for the purchase of an investment and $13,457 for the purchase of fixed assets.

Cash used in financing activities totaled $240,014 for the year ended December 31, 2003 and $278,428 for the year ended December 31, 2002. $235,434 of the cash used in financing activities for the year ended December 31, 2003 was attributable to a dividend distribution for the payment of income taxes, and $4,580 was used for the repayment of promissory notes. For the year ended December 31, 2002 $277,283 was used for a dividend distribution for the payment of income taxes and $1,145 for a note repayment.


                             DESCRIPTION OF PROPERTY

Our corporate headquarters are located in an approximately 1,400 square foot facility in Lutz, Florida leased from a third party under an office service agreement expiring in September of 2005. We believe our present office space is suitable for our current operations.

Of the 1,400 square feet of rented space, all 1400 square feet is comprised of finished office space.

The lease expires on September 25, 2005. The monthly rental obligation under the lease is $1,560, plus sales tax and additional rent. Additional rent is comprised of real estate taxes and other operating expenses as provided under the terms of the lease, and any other charges for which we are responsible under the lease. The rental amount is payable to the landlord each month on the first day of the month during the term of the lease.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We intend that any transactions between us and our officers, directors, principal stockholders, affiliates or advisors will be on terms no less favorable to us than those reasonably obtainable from third parties. To date there have been no related party transactions.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

There is no established public trading market for our securities. None of our common stock is subject to outstanding options or warrants to purchase our shares. There are 5,000,000 shares of our common stock outstanding, all of which are restricted securities. The restricted securities as defined under Rule 144 of the Securities Act may only be sold under Rule 144 or otherwise under an effective registration statement or an exemption from registration, if available. Rule 144 generally provides that an affiliate, including directors, officers and control shareholders, who has satisfied a one year holding period for the restricted securities may sell, within any three month period subject to certain manner of resale provisions, an amount of restricted securities which does not exceed the greater of 1% of a company's outstanding common stock or the average weekly trading volume in such securities during the four calendar weeks prior to such sale. Sales under Rule 144 must also be made without violating the manner-of-sale provisions, notice requirements, and the availability of public information about us. A sale of shares by such security holders, whether under Rule 144 or otherwise, may have a depressing effect upon the price of our common stock in any market that might develop.

Penny stock considerations

Our common stock is expected to trade on the over-the-counter electronic bulletin board or on the Pink Sheets and, therefore, is subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock". A penny stock is generally defined as any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions.

Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales requirements on broker-dealers who sell penny stocks to persons other than established customers and "accredited investors". An accredited investor is generally defined as an investor with a net worth in excess of $1,000,000, or annual income exceeding $200,000 individually or $300,000 together with a spouse.

Pursuant to Rule 15g-9 of the Securities Exchange Act of 1934, for these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotation for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. This information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could, in the event the common stock were deemed to be a penny stock, discourage broker-dealers from effecting transactions in our common stock which could severely limit the market liquidity of the common stock.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our shares may someday be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

No market exists for our securities and there is no assurance that a regular trading market will develop or if developed will be sustained. A shareholder in all likelihood, therefore, will not be able to resell the securities referred to herein should he or she desire to do so. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. There are no plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in any of our securities.

As of the date of this registration, we had one (1) holder of record of our common stock. We currently have one class of common stock outstanding and no preferred shares outstanding.

Transfer agent and registrar

We anticipate the registrar and transfer agent for our common shares will be Pacific Stock Transfer. Its address is 500 E. Warm Springs, Suite 240, Las Vegas, NV, 89119 and its telephone number at this location is (702) 361-3033.

                             EXECUTIVE COMPENSATION

The following table sets forth the salaries and directors' fees we expect to pay to our executives on an annual basis:


                         Summary Compensation Table

               Annual Compensation                       Long Term Compensation
Name and     Year     Salary   Bonus    Other annual       Awards                       Payouts
Principal              ($)              Compensation     Restricted             Securities          LTIP   All other compensation(1)
Position                                    ($)         stock award(s)          Underlying        Payouts    Options/SARS ($)


Lee Colvin   2003     120,000     -   235,434  (Dividends)       -                   -                -          13,287
President    2002                 -   278,491 (Dividends)        -                   -                -           8,748
& Director


(1)  Life Insurance
We do not have an audit committee, nor do we have a compensation committee. We anticipate forming these committees within the next twelve months.

We reimburse our directors for expenses incurred in connection with attending board meetings but we do not pay our directors fees or other cash compensation for services rendered as a director.

We have not granted any stock options to the named executive officer. None of our employees are employed pursuant to employment agreements.

                          Independent Auditors' Report





The Board of Directors and Stockholder
Decor Systems, Inc.
Lutz, Florida


We have audited the balance sheet of Decor Systems, Inc. (an S corporation) as of December 31, 2003 and the related statements of income, changes in stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Decor Systems, Inc. as of December 31, 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note G to the financial statements, the Company has restated it's 2002 financial statements during the current year to reflect accrued expenses at December 31, 2002. The other auditors reported on the 2002 financial statements before the restatement.


Ferlita, Walsh & Gonzalez, PA

November 22, 2004

                          Independent Auditor's Report





The Stockholder
Decor Systems, Inc.
5555 W. Waters Avenue, Suite 609
Tampa, FL 33634-1230


We have audited the accompanying balance sheet of Decor Systems, Inc. as of December 31, 2002, and the related statements of income and retained earnings, statements of changes in stockholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Decor Systems, Inc. as of December 31, 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.




Alan K. Geer, P.A.
March 31, 2003

Decor Systems, Inc.
Balance Sheets
                                           For the Year Ended December 31,
                                                2003          2002
                                                ----          ----
ASSETS
CURRENT ASSETS
   Cash                                     $   65,940    $  102,650
   Commissions receivable                       97,505       150,187
   Prepaid expenses                              2,949         1,202
                                          ------------- -------------

 TOTAL CURRENT ASSETS                          166,394       254,039

PROPERTY AND EQUIPMENT, NET                     41,670        44,605

DEPOSITS                                         2,970         2,970
                                          ------------- -------------
                                            $  211,034    $  301,614
                                          ============= =============

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accrued expenses                         $   43,157    $   49,316
   Current portion of long-term debt             4,580         4,580
                                          ------------- -------------

TOTAL CURRENT LIABILITIES                       47,737        53,896

LONG-TERM DEBT,                                 12,516        17,096
Less current portion

        STOCKHOLDER'S EQUITY
Common Stock, $.0001 par value,
100,000,000     shares     authorized;
5,000,000 issued and outstanding                   500           500
   Additional paid-in capital                      550           550
   Retained Earnings                           149,731       229,572
                                          ------------- -------------
                                               150,781       230,622

                                               211,034       301,614
                                          ============= =============

                           See accompanying notes and
                              accountants' report.

Decor Systems, Inc.
Statements of Income
                                              For the Year ended December
                                                          31,
                                                  2003            2002
                                                  ----            ----

COMMISSIONS REVENUE                            $ 900,303     $ 1,084,619

OPERATING EXPENSES
   Contract labor                                172,779         176,540
   Commissions                                   114,171         122,689
   Employee leasing                              324,490         360,804
   Rent and utilities                             42,993          43,839
   Depreciation                                    6,877           8,202
   Catalogs and samples                            3,449           4,312
   Other operating expenses                       16,380          23,146
                                          --------------- ---------------
                                                 681,139         739,532
GENERAL AND ADMINISTRATIVE EXPENSES
   Accounting and legal                           18,589          42,440
   Officer's life insurance                       13,287           8,748
   Travel                                         21,204          40,975
   Other administrative expenses                   8,812           7,478
                                          --------------- ---------------
                                                  61,892          99,641
                                          --------------- ---------------
INCOME FROM OPERATIONS                           157,272         245,446

OTHER INCOME (EXPENSES)
   Loss on investment                                  -        (35,000)
   Gain (loss) on disposal of
property    and equipment                        (1,679)          11,616
                                          --------------- ---------------
TOTAL OTHER INCOME (EXPENSES)                    (1,679)        (23,384)

                                          --------------- ---------------
NET INCOME                                     $ 155,593      $  222,062
                                          =============== ===============

WEIGHTED AVERAGE SHARES OUTSTANDING            5,000,000       5,000,000
EARNINGS PER SHARE                              $   0.03       $    0.04
                                          =============== ===============




                           See accompanying notes and
                              accountants' report.

Decor Systems, Inc.
Statements of Cash Flows

                                                                  For the Year ended December
                                                                              31,
                                                                     2003           2002
                                                                     ----           ----

CASH FLOWS FROM OPERATING ACTIVITIES
 Net Income                                                   $    155,593  $     222,062
 Adjustments to reconcile net income to net cash provided
 by operating activities:
 Depreciation expense                                                6,877          8,202
  (Gain) loss on disposal of property and equipment                  1,679        (11,616)
  Investment loss                                                        -         35,000
 (Increase) decrease in: ommissions receivable                      52,682        (37,372)
 Prepaid Expenses                                                   (1,747)         3,590
 Employee advances                                                       -          1,500
 Increase (decrease) in :
 Accrued Expenses                                                   (6,158)        49,316
                                                                ------------     -----------

NET CASH PROVIDED BY OPERATING ACTIVITIES                          208,926        270,682

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment                               (5,622)       (13,457)
  Purchase of investment                                                 -        (35,000)
                                                                ------------     -----------
NET CASH USED BY INVESTING ACTIVITIES                               (5,622)       (48,457)

CASH FLOWS FROM FINANCING ACTIVITIES
 Distributions to stockholder                                     (235,434)      (277,283)
  Payments on long-term debt                                        (4,580)        (1,145)
                                                                ------------     ----------
NET CASH USED BY FINANCING ACTIVITIES                             (240,014)      (278,428)

                                                                ------------     ----------
NET INCREASE (DECREASE) IN CASH                                    (36,710)       (56,203)

CASH AT BEGINNING OF PERIOD                                        102,650        158,853
                                                                ------------     ----------
CASH AT END OF PERIOD                                            $  65,940      $ 102,650
                                                                ============     ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
 Interest                                                         $   397           $ 677
 Income Taxes
                                                                  $     -           $   -



                           See accompanying notes and
                              accountants' report.

                                       Additional                      Total
                                       Paid-in         Retained        Stockholders
                       Common Stock    Capital         Earnings        Equity
                      Shares  Amount


Balance at
December 31, 2001   5,000,000  $500     $550          $284,793         $285,843
Net income                        -        -           222,062          222,062
Distributions                     -        -          (277,283)        (277,283)
Balance at
December 31, 2002,
as restated         5,000,000   500      550           229,572          230,622
Net Income                        -        -           155,593          155,593
Distributions                     -        -          (235,434)        (235,434)
Balance at
December 31, 2003   5,000,000  $500     $550          $149,731         $150,781





                           See accompanying notes and
                              accountants' report.

                               DECOR SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 and 2002
================================================================================


COMPANY'S ACTIVITIES

Decor Systems, Inc. "the Company" began business in 1991 with wholesale sales and service to the large retail home centers. However, the company represented a line of high-end faucets that were sold by plumbing showroom businesses. From this, the Sunshine Decorative Marketing division was developed. The retail home center division is called Sunshine Sales.

The Sunshine Decorative Marketing division deals with a different type of business than the home center business. The division represents a line of manufacturers to sell high-end plumbing fixtures to plumbing showroom wholesale accounts. These fixtures are generally used in expensive, custom-built homes and are special custom orders.

The Sunshine Sales division continues in sales and service to large retail home centers.


NOTE A - SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

The Company's revenue is derived from commissions from sales agreements with the various manufacturers. Each manufacturer represented pays the commissions based on actual sales. Revenue is recognized when the commissions are earned. The commissions are normally paid the following month.

Allowance for Doubtful Accounts

Management has elected to record bad debts using the direct write-off method. Generally accepted accounting principles require that the allowance method be used to reflect bad debts. However, the effect of the direct write-off method is not materially different from the results that would have been obtained had the allowance method been followed.

Fixed Assets

Property and equipment is carried at cost and includes expenditures which substantially increase the useful lives of existing assets. Maintenance, repairs and minor renewals are expensed as incurred. When property and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation is removed from the respective accounts and any gain or loss on disposition is credited or charged to earnings.

Depreciation is provided on the straight-line method over the estimated useful lives as follows:

                           Vehicles                              5    years
                           Equipment, Furniture and Fixtures     5-7 years

Income Taxes

The Company, with the consent of its shareholders, has elected under the Internal Revenue Code to be an S corporation. In lieu of corporation income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements.

Significant tax/book differences include recording income on an accrual basis for financial reporting versus a cash basis for tax reporting.

The following represents significant tax/book differences at December 31:

                                            2003              2002
                                            ----              ----

         Commissions Receivable:
                  Tax basis              $      -          $       -
                  Book basis             $ 97,905          $ 150,187
         Property and Equipment:
                  Tax basis              $  25,865         $  30,764
                  Book basis             $  41,670         $  44,605



Investments

The Company invested in a privately held company's stock during 2002. The investment was considered worthless at the end of the year and written off.

Major Customers

During the years ended December 31, 2003 and 2002, approximately 39% and 24% of total revenue, respectively, was derived from one customer.

Cash and Cash Equivalents

For purposes of the statement of cash flows, Decor Systems, Inc. considers amounts held by financial institutions and short-term investments with an original maturity of 90 days or less to be cash equivalent. The company maintains cash balances at one financial institution in Tampa, Florida. The accounts are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 2003 and 2002, the Company's uninsured bank balances equaled $-0- and $59,955, respectively.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carryina amounts reported in the balance sheet for cash, commissions receivable, accrued liabilities, and notes payable are a reasonable estimate of fair value.

NOTE B - PREPAID EXPENSES

Prepaid Expenses at December 31, 2003, consisted solely of prepaid employee leasing costs.

NOTE C - LEASES

For the years ended December 31, 2003 and 2002, rent expense on the office amounted to $32,244 and $28,429, respectively. The company leases equipment for operations under short term operating leases on an as needed basis. For the years ended December 31, 2003 and 2002, equipment lease expense amounted to $2,641 and $703, respectively.

NOTE D - PROPERTY AND EQUIPMENT

Property and Equipment consisted of the following at December 31:

                                       2003              2002
                              -------------- -----------------
Furniture & Fixtures               $ 19,522          $ 15,462
Vehicles                             38,424            38,424
Office Equipment                     13,117            21,800
                              -------------- -----------------
                                     71,063            75,686
Accumulated Depreciation           (29,393)          (31,081)
                              -------------- -----------------
Property and Equipment,            $ 41,670          $ 44,605
Net
                              ============== =================


NOTE E - ACCRUED EXPENSES

Accrued expenses at December 31, 2003 and 2002, consisted primarily of commissions payable to employees.

NOTE F - NOTE PAYABLE

The Company has a note payable, that is secured by a vehicle, in the amount of $17,096 at December 31, 2003. The note does not bear interest, matures in 2007, and requires monthly payments of $382.

At December 31, maturities of the note are as follows:


                        Years Ending

2004               $ 4,580
2005                 4,580
2006                 4,580
2007                 3,356
                -----------
                -----------
                   $17,096
                ===========


NOTE G - PRIOR PERIOD ADJUSTMENT

The company has restated it's previously issued 2002 financial statements due to the understatement of accrued expenses by $49,316 at December 31, 2002.

The effects on the company's previously issued 2002 financial statements are as follows:

                                  Previously    Increase (Decrease)   Restated
                                  Reported
                                  ------------- --------------------- --------
     Current Liabilities       $  4,580         49,316                53,896
     Retained Earnings         $  278,888       (49,316)              229,572
     Operating Expenses        $  690,216       49,316                739,532
     Income from Operations    $  294,762       (49,316)              245,446
     Net Income                $  271,378       (49,316)              222,062

The effect of the restatement of net income for the year ended December 31, 2002, resulted in previously reported earnings per share of $.05 being restated to $.04

NOTE H - AMENDMENT TO CERTIFICATE OF INCORPORATION

In October 2002, the Company's stockholder approved an amendment to the Certificate of Incorporation increasing the number of authorized common stock shares from one hundred thousand to one hundred million and to change the Company's name from JJN Sales, Inc. to Decor Systems, Inc.

Shares authorized and issued for each year is as follows:
                                                                       2002
                                          2003        2002       (before change)
                                         -----       ----        --------------
   Shares authorized               100,000,000    100,000,000      100,000
   Shares issued and outstanding     5,000,000      5,000,000        5,000
   Par value                            $.0001         $.0001       $  .10
   Capital stock                        $  500         $  500        $ 500

NOTE I - CONCENTRATIONS

Approximately 46% of the Company's commissions revenue for 2003 was earned on sales made to one customer of the Company's manufacturers which it represents. The dependency of the manufacturers on this one customer may impact the future operating results of the Company were the manufacturers to lose this customer. Management asserts that the Company has been able to mitigate this risk by establishing the Sunshine Decorative Marketing division. Revenues for the Sunshine Decorative Marketing division have grown to represent approximately 54% of total revenues for the year ended December 31, 2003 as compared to 37% for the year ended December 31, 2002.

NOTE J - SUBSEQUENT EVENTS

In 2004, the Company signed a one-year lease agreement with an option to renew for an additional two years and relocated it's corporate offices to Lutz, Florida.

Decor Systems, Inc.
Balance Sheets

                                                      For the Nine Month Period Ended
                                                               September 30,
                                   (Unaudited)
                                                            2004             2003
                                                            ----             ----

ASSETS
CURRENT ASSETS
   Cash                                               $  165,225      $  109,366
   Commissions receivable                                 88,298          81,675

 TOTAL CURRENT ASSETS                                    253,523         191,041

PROPERTY AND EQUIPMENT, NET                               40,287          39,681

DEPOSITS                                                   2,970           2,970
                                                    -------------    ------------
                                                      $  296,780      $  233,692
                                                    =============    ============

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accrued expenses                                   $   42,991      $   40,920
                                                   --------------    ------------

TOTAL CURRENT LIABILITIES                                 42,991          40,920

LONG-TERM DEBT,                                           13,661          18,241
Less current portion

                              STOCKHOLDER'S EQUITY
   Common  Stock,  $.0001  par  value,
100,000,000     shares     authorized;
5,000,000 issued and outstanding                             500             500
   Additional paid-in capital                                550             550
   Retained Earnings                                     239,078         173,481
                                                   --------------   -------------
                                                         240,128         174,531

                                                      $  296,780      $  233,692
                                                   ==============   =============

Decor Systems, Inc.
Statements of Income
                                                     For the Nine Month Period
                                                        ended September 30,
                                   (Unaudited)
                                                        2004            2003
                                                        ----            ----

COMMISSIONS REVENUE                                $  623,568       $  687,706

OPERATING EXPENSES
   Contract labor                                      41,952          107,670
   Commissions                                         76,914           71,998
   Employee leasing                                   250,447          227,315
   Rent and utilities                                  32,018           25,811
   Depreciation                                         2,213            6,486
   Catalogs and samples                                 2,537            3,430
   Other operating expenses                            11,457           27,526
                                                   ----------- ----------------
                                                      417,538          470,236
GENERAL AND ADMINISTRATIVE EXPENSES
   Accounting and legal                                15,602            9,531
   Officer's life insurance                            19,141           11,015
   Travel                                              14,304           16,326
   Other administrative expenses                        7,240            9,627
                                                   ----------- ----------------
                                                       56,287           46,499
                                                   ----------- ----------------
INCOME FROM OPERATIONS                                149,743          170,971

OTHER INCOME (EXPENSES)
   Expense Reimbursements                                   -            1,500
   Loss on investment                                       -                -
   Gain (loss) on disposal of property and equipment        -                -
                                                   ----------- ----------------
TOTAL OTHER INCOME (EXPENSES)                               -            1,500
                                                   ----------- ----------------
NET INCOME                                         $  149,743       $  172,471
                                                   =========== ================

WEIGHTED AVERAGE SHARES OUTSTANDING                 5,000,000        5,000,000
EARNINGS PER SHARE                                  $    0.03        $    0.03
                                                   =========== ================

Decor Systems, Inc.
Statements of Cash Flows

                                                            For the Nine Month Period
                                                               ended September 30,
                                   (Unaudited)
                                                                2004          2003
                                                                ----          ----

CASH FLOWS FROM OPERATING ACTIVITIES
 Net Income                                                $  149,743     $  172,471
 Adjustments to reconcile net income to net cash
   provided by operating
 activities:
 Depreciation expense                                           2,213          6,486
 (Gain) loss on disposal of property and equipment
 Investment loss                                                    -              -
 (Increase) decrease in: ommissions receivable                  9,207         68,512
 Prepaid Expenses                                               2,949          1,202
 Employee advances                                                  -              -
 Increase (decrease) in :
 Accrued Expenses                                                (167)        (8,396)
                                                           ------------    ------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                  $  163,945     $  240,275

CASH FLOWS FROM INVESTING ACTIVITIES
 Sales (Purchases) of property and equipment                     (830)       (1,561)
 Purchase of investment                                             -             -
                                                           ------------    ------------
NET CASH USED BY INVESTING ACTIVITIES
                                                                 (830)       (1,561)

CASH FLOWS FROM FINANCING ACTIVITIES
  Distributions to stockholder                                (60,396)     (228,562)
 Payments on long-term debt                                    (3,435)       (3,435)
                                                           ------------    ------------
NET CASH USED BY FINANCING ACTIVITIES                         (63,831)     (231,997)
                                                           ------------    ------------
NET INCREASE (DECREASE) IN CASH                             $  99,284     $   6,717

CASH AT BEGINNING OF PERIOD                                    65,941       102,649
                                                           ------------    ------------
CASH AT END OF PERIOD                                       $ 165,225     $ 109,366
                                                           ============================


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
 Interest                                                    $   397     $     397
 Income Taxes                                                $     -     $       -

Decor Systems, Inc.
Statement of Changes in Stockholders' Equity


                                            Additional                      Total
                                            Paid-in         Retained        Stockholder's
                    Shares      Amount      Capital         Earnings        Equity
                    ------      ------      -----------     ---------       --------------


Balance at
December 31, 2003   5,000,000    $500       $550            $149,731        $150,781
Net income                          -          -             149,743         149,743
Distributions                       -          -             (60,396)        (60,396)
Balance at
September 30, 2004  5,000,000    $500       $550            $239,078        $240,128


                               DECOR SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
           FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2004 and 2003
================================================================================



NOTE A - INTERIM PRESENTATION

The unaudited financial statements for the nine-month periods ended September 30, 2004 and 2003 do not include all disclosures required by generally accepted accounting principles. The interim financial statements and notes thereto should be read in conjunction with the financial statements and notes thereto included herein for the years ended December 31, 2003 and 2002. In the opinion of management, the interim financial statements reflect all adjustments of a normal recurring nature necessary for a fair statement of the results for the interim periods presented.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The accounting firm of Alan K. Geer, P.A. audited our financial statements for the year ended December 31, 2002. The board of directors of the Company voted to engage the accounting firm of Ferlita, Walsh, & Gonzalez, PA to audit the financial statements for the year ended December 31, 2003. The change in auditors was not due to a disagreement but was because Alan K. Geer, P.A. was not registered with the Public Company Accounting Oversight Board. Since inception, we have had no disagreements with our accountants.


                             ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission, 450 Fifth Street N.W., Washington, D.C. 20549, a registration statement on Form SB-2 covering the common shares being sold in this offering. This prospectus includes all material information relating to the offering. We have, however, not included in this prospectus all the information contained in the registration statement, and you should refer to the registration statement and our exhibits for further information.

Any statement in this prospectus about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this prospectus. You must review the exhibits themselves for a complete description of the contract or document. Furthermore, you should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor does it constitute an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, and we will file periodic reports, proxy statements and other information with the SEC.

You may review a copy of the registration statement, including exhibits and schedules filed with it, at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of such materials from the Public Reference Section of the SEC, at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the company, that file electronically with the SEC.

You may read and copy any reports, statements or other information that we file with the SEC at the addresses indicated above, and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide that, to the fullest extent permitted by law, none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to our shareholders or us. Florida law provides that a director shall have no personal liability for any statement, vote, decision or failure to act, regarding corporate management or policy by a director, unless the director breached or failed to perform the duties of a director. A company may also protect its officers and directors from expenses associated with litigation arising from or related to their duties, except for violations of criminal law, transactions involving improper benefit or willful misconduct. In addition, we shall have the power, by our by-laws or in any resolution of our stockholders or directors, to undertake to indemnify the officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance. At this time, no statute or provision of the by-laws, any contract or other arrangement provides for insurance or indemnification of any of our controlling persons, directors or officers that would affect his or her liability in that capacity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, that type of indemnification is against public policy as expressed in the Act and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Subject to any future contingencies, the following table is an itemization of all expenses that we have incurred or we expect to incur in connection with the issuance and distribution of the securities being offered hereby. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering.

Item expense

SEC Registration Fee                                              $ 405
Legal Fees and Expenses*                                       $ 25,000
Printing registration statement and other documents*            $ 1,595
Accounting Fees and Expenses*                                   $ 8,000
                                                               ---------
Total                                                          $ 35,000
                                                               =========

*Estimated Figures

                     RECENT SALES OF UNREGISTERED SECURITIES

On September 26, 1991, we issued an aggregate of 5000 shares of our common stock to Mr. Lee Colvin. We received $500 for the issuance of this stock. In connection with a 1000-for-one forward stock split authorized by our board of directors and sole stockholder, on September 24, 2002, Mr. Colvin exchanged his shares for 5,000,000 shares of our common stock.

We believe that the sale of the above securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Section 504 of Regulation D promulgated thereunder. The recipient of securities in such transaction represented his intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transaction . The recipient either received adequate information about us or had adequate access, through his relationship with us, to such information.

                                    EXHIBITS

Exhibit Number             Exhibit Description

1.1   Articles of Incorporation *
1.2   Bylaws *
5.1   Legal Opinion of Vanderkam & Associates
23.1  Consent of Alan K. Geer P.A., Certified Public Accountants
23.2  Consent of Ferlita, Walsh & Gonzalez, P.A., Certified Public Accountants
23.3  Consent of Vanderkam & Associates included in Exhibit 5.1

*    Previously filed.

                              UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

a. Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

c. Include any additional or changed material information on the plan of distribution.

2. That, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

5. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing of Form SB-2 and authorized this registration statement to be singed on its behalf by the undersigned, in the City of Lutz, State of Florida on January 26, 2005.

                                   /s/ Lee Colvin
                                   --------------------------
Date: January 26, 2005            By:  Lee Colvin,
                                       President and Chief Executive Officer
                                       and Chief Financial Officer


Date: January 26, 2005

In accordance with the requirements of the Securities act of 1933, this registration statement was signed by the following persons in the capacities and on the date stated.

SIGNATURE                   TITLE                                DATE
----------                  -----                                -----

/s/ Lee Colvin              President/Director                  January 26, 2005
--------------
Lee Colvin

/s/ Cheryl Colvin           Secretary/ Director                January 26, 2005
-----------------
Cheryl Colvin